Exhibit 10.10

Translated From Japanese

                     Request for Special Overdraft Facility

                                                          Appling date 2007/7/27

                                Global Hotline KK
                      Representative Director   Hideki Anan

I'd like to request special overdraft facility below from Mitsui Sumitomo Bank KK. In case you accept it, please make a deposit of the amount below into applicant settlement account.

Request amount             (Y)200,000,000

Use of proceeds            operating

Expected deposit date      2007/7/27

Estimated final due date   2008/1/25

Interest payment method    Bullet repayment

Bank holiday               In case due date is bank holiday, it will be paid the
                           following day in business day

Standard Interest          Short Prime rate

Interest rate              3.00 % annually


                                      - 1 -